Exhibit 99.1

Cloud Peak Energy and Ambre Energy Announce Completion of Ambre Energy’s Purchase of Decker Mine Interest from Cloud Peak Energy

GILLETTE, Wyo. & Salt Lake City, UT — September 15, 2014 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (PRB) coal company, and Ambre Energy Limited, an Australian and U.S. thermal coal mining and export company, today announced that on September 12, 2014, their companies completed the previously announced transaction for Ambre Energy to purchase Cloud Peak Energy’s 50% interest in the Decker mine in Montana and related assets and assume all reclamation and other liabilities.  Ambre Energy is now the 100% owner of the Decker mine and has fully replaced Cloud Peak Energy’s approximately $66.7 million in previously outstanding reclamation and lease bonds for the Decker mine.

Ambre Energy has also granted Cloud Peak Energy an option for up to 7 million metric tonnes per year of its throughput capacity at the proposed Millennium Bulk Terminals coal export facility, as previously disclosed in the companies’ September 4, 2014 joint press release.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin coal company. As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services. The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation. The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located in Montana. In 2013, Cloud Peak Energy shipped 86.0 million tons from its three mines to customers located throughout the U.S. and around the world. Cloud Peak Energy also owns rights to substantial undeveloped coal and complementary surface assets in the Northern PRB, further building the company’s long-term position to serve Asian export and domestic customers. With approximately 1,700 total employees, the company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately four percent of the nation’s electricity.

About Ambre Energy

Ambre Energy Limited is a privately held company with predominantly Australian and U.S. shareholders. It is headquartered in Salt Lake City, Utah, with Australian headquarters located in Brisbane.

Ambre Energy is developing new port infrastructure in the U.S. to facilitate an emerging coal export and marketing business, as well as operating and co-owning U.S. thermal coal mines. In addition to its 100%

ownership of the Decker mine, Ambre owns a 50% interest in the Black Butte mine, located near Rock Springs, Wyoming.

Working with government, the community and our partners, Ambre is developing world-class export infrastructure while creating jobs and trade opportunities.

Cloud Peak Energy’s Cautionary Note Regarding Forward-Looking Statements

This release contains “forward-looking statements” of Cloud Peak Energy within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on our management’s current expectations or beliefs as well as assumptions and estimates regarding our company, industry, economic conditions, government regulations, energy policies and other factors. Forward-looking statements may include, for example, (1) future development of the Millennium Bulk Terminals coal export facility and exercise of our options for capacity at the terminal, (2) potential future benefits and synergies of the transactions described herein, (3) anticipated future growth in Asian thermal coal demand, (4) our business development and growth initiatives and strategies, (5) the potential development of our northern PRB development projects, and (6) other statements regarding the transactions described herein and our plans, strategies, prospects and expectations concerning our business, industry, economic conditions, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including the risks that (i) the Millennium Bulk Terminals coal export facility is not developed in a timely manner or at all or at the currently anticipated capacity, (ii) Asian export demand weakens or Newcastle benchmark prices remain depressed, (iii) regulatory, political and public pressures against coal usage negatively impact the ability or cost to mine or transport coal to Asian customers, or (iv) anticipated benefits or synergies of the transactions described herein are not achieved. For a discussion of some of the additional factors that could adversely affect our future results or the anticipated benefits of the transactions described herein, refer to the risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release, whether as a result of new information, future events or otherwise, except as required by law.

Cloud Peak Energy

Investor Relations

Karla Kimrey, 720-566-2932

karla.kimrey@cldpk.com
or
Ambre Energy
Liz Fuller, 503-552-5067
lfuller@gardcommunications.com